As filed with the Securities and Exchange Commission on August 14, 2023

Registration No. 333-144907

Registration No. 333-195646

Registration No. 333-210937

Registration No. 333-255733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (333-144907)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (333-195646)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (333-210937)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (333-255733)

UNDER

THE SECURITIES ACT OF 1933

PUBLIC STORAGE

(Exact Name of registrant as specified in its charter)

Maryland	93-2834996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Western Avenue Glendale, California	91201
(Address of Principal Executive Offices)	(Zip Code)

Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan

Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan

Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan

(Full title of the plans)

Nathaniel A. Vitan

Senior Vice President, Chief Legal Officer and Corporate Secretary

Public Storage

701 Western Avenue

Glendale, California 91201

(Name and address of agent for service)

(818) 244-8080

(Telephone number, including area code, of agent for service)

Copies to:

Michael E. McTiernan

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Public Storage, a Maryland real estate investment trust (the “Company” or the “Registrant”), files these Post-Effective Amendments to the following Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) (the “Initial Registration Statements”) as the successor registrant to the Predecessor (as defined below):

•	Registration Statement on Form S-8 (File No. 333-144907) filed on July 27, 2007;

•	Registration Statement on Form S-8 (File No. 333-195646) filed on May 2, 2014;

•	Registration Statement on Form S-8 (File No. 333-210937) filed on April 27, 2016; and

•	Registration Statement on Form S-8 (File No. 333-255733) filed on May 3, 2021.

On August 2, 2023, the entity then known as Public Storage (the “Predecessor”) announced that it intended to implement a corporate reorganization (the “Reorganization”) into a new holding company structure commonly referred to as an umbrella partnership real estate investment trust, or UPREIT. Also on August 2, 2023, in connection with the Reorganization, the Predecessor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New PSA, a Maryland real estate investment trust (“New PSA”), which was at that time a wholly-owned subsidiary of the Predecessor, and PSA Merger Sub, a Maryland real estate investment trust (“Merger Sub”), which was at that time a subsidiary of New PSA. Effective as of 12:01 a.m., Eastern Time, on August 14, 2023, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Predecessor, with the Predecessor continuing as the surviving entity and an indirectly wholly-owned subsidiary of New PSA (the “Merger”). At the effective time of the Merger, (a) the separate existence of Merger Sub ceased and (b) each share of capital stock of the Predecessor issued and outstanding immediately prior to the Merger was converted on a one-for-one basis into an equivalent issued and outstanding share of capital stock of New PSA. In connection with the Reorganization, on August 14, 2023, the Predecessor changed its name to Public Storage Operating Company and New PSA inherited the name “Public Storage”, the former name of the Predecessor, and became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Following the Reorganization, the Registrant is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Exchange Act. Accordingly, the Registrant’s common shares of beneficial interest, par value $0.10 per share, are deemed to be registered under Section 12(b) of the Exchange Act and trade on the New York Stock Exchange under the symbol

“PSA.” In connection with the Reorganization, the Registrant assumed the Predecessor’s obligations under the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan (the “2007 Plan”), the Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan (the “2016 Plan”) and the Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan (the “2021 Plan”).

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act. The information contained in these Post-Effective Amendments sets forth additional information necessary to reflect any material changes made in connection with or resulting from the Reorganization, or necessary to keep the Initial Registration Statements from being misleading in any material respect.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

* The documents containing the information specified in this Part I have been or will be sent or given to participants in the 2007 Plan, the 2016 Plan and the 2021 Plan, as applicable, in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Commission pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

SEC Filing	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2022 (filed February 21, 2023)

Quarterly Report on Form 10-Q	Quarter ended March 31, 2023 (filed May 3, 2023) and Quarter ended June 30, 2023 (filed August 2, 2023)

Current Reports on Form 8-K	Filed January 3, 2023 (with respect to Item 8.01 only), February 6, 2023, February 21, 2023 (with respect to Item 5.02 only), May 4, 2023, June 5, 2023 (with respect to Item 8.01 only), June 12, 2023, July 5, 2023, July 21, 2023, July 24, 2023 (with respect to Item 8.01 only), July 26, 2023, July 26, 2023, August 2, 2023 and August 14, 2023

The portions of the Company’s Definitive Proxy Statement on Schedule 14A that are incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022	Filed March 22, 2023

Description of the Company’s common shares of beneficial interest contained in its Current Report on Form 8-K(12B), filed June 6, 2007, as supplemented by the description contained in Exhibit 4.1 to its Annual Report on Form 10-K for the year ended December 31, 2022 and the description contained in its Registration Statement on Form S-3ASR, filed August 14, 2023

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K or Form 8-K/A shall not be incorporated by reference into, or otherwise included in, this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed to constitute a part of the Registration Statement, except as so modified or superseded. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. The Company’s declaration of trust contains a provision that limits the liability of its trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and the Company’s bylaws, the Company’s bylaws require it, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

The Company’s declaration of trust provides that it shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at the Company’s request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. The Company has the power, with the approval of its board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. Maryland law requires the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Company has also entered into indemnity agreements with its management and non-management trustees and executive officers. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as its trustees and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Declaration of Trust of Public Storage. Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 14, 2023 and incorporated by reference herein.

3.2	Amended and Restated Bylaws of Public Storage. Filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 14, 2023 and incorporated by reference herein.

5.1	Opinion of Hogan Lovells US LLP. Filed herewith.

23.1	Consent of Ernst & Young LLP. Filed herewith.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to the Registration Statement).

99.1	Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan, as Amended (2007 Plan). Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 1, 2014 and incorporated herein by reference.

99.2	Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan (2016 Plan). Filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference.

99.3	Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan (2021 Plan). Filed as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 14th day of August 2023.

PUBLIC STORAGE

By:	/s/ Joseph D. Russell, Jr.
Joseph D. Russell, Jr.
Chief Executive Officer,
President and Trustee

Each person whose signature appears below hereby authorizes H. Thomas Boyle and Nathaniel A. Vitan, Esq., and each of them, as attorney-in-fact, to sign on his/her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 14, 2023.

Name	Title

/s/ Joseph D. Russell, Jr. Joseph D. Russell, Jr.	Chief Executive Officer, President and Trustee (principal executive officer)

/s/ H. Thomas Boyle H. Thomas Boyle	Chief Financial Officer (principal financial officer)

/s/ Ronald L. Havner, Jr. Ronald L. Havner, Jr.	Chairman of the Board of Trustees

/s/ Tamara Hughes Gustavson Tamara Hughes Gustavson	Trustee

/s/ Leslie Stone Heisz Leslie Stone Heisz	Trustee

/s/ Shankh S. Mitra Shankh S. Mitra	Trustee

/s/ David J. Neithercut David J. Neithercut	Trustee

/s/ Rebecca Owen Rebecca Owen	Trustee

/s/ Kristy M. Pipes Kristy M. Pipes	Trustee

/s/ Avedick B. Poladian Avedick B. Poladian	Trustee

/s/ John Reyes John Reyes	Trustee

/s/ Tariq M. Shaukat Tariq M. Shaukat	Trustee

/s/ Ronald P. Spogli Ronald P. Spogli	Trustee

/s/ Paul S. Williams Paul S. Williams	Trustee